UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ❒
Filed by a party other than the Registrant ☒

Check the appropriate box:

❒	Preliminary Proxy Statement
❒	Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
❒	Definitive Proxy Statement
☒	Definitive Additional Materials
❒	Soliciting Material under §240.14a–12

Fauquier Bankshares, Inc.

(Name of Registrant as Specified In Its Charter)

David M. van Roijen
C. Hunton Tiffany
Peter P. van Roijen
Susanne M. Tiffany
William E. Sudduth
Richard C. Stoker

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
❒	Fee computed on table below per Exchange Act Rules14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
❒	Fee paid previously with preliminary materials:
❒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

May 8, 2009

Dear Fellow Shareholder:

Recently, you should have received the proxy statement of David M. van Roijen, C. Hunton Tiffany, Peter P. van Roijen, Susanne M. Tiffany, William E. Sudduth and Richard C. Stoker, along with our BLUE proxy card, in connection with the solicitation of proxies for Fauquier Bankshares’ Annual Meeting of Shareholders scheduled for May 19, 2009.  Please consider the following and then sign, date and mail your BLUE proxy. Your vote is important-please act today.

This year you have a REAL CHOICE in your Board representation:

•	A choice to elect two directors, David van Roijen and C. Hunton Tiffany, who are committed to reversing our company’s indefensible financial performance; and

•	A choice to support pay for performance, and alignment of management pay and stock ownership with your interests.

We think the following chart, showing our company’s recent financial performance, speaks loudly for change on the Board:

Fauquier Bankshares Total Return Performance

Management states that “compared to any reasonable standard,” its performance measures up, and that our bank is “well run.”

Is it “reasonable” to accept declining shareholder returns, declining assets and deposits relative to peers, and a huge disconnect between pay and performance?

Is it “reasonable” to build new branches when the majority of current branches lost deposits during 2006-2008?

Are these hallmarks of a bank that is “well run???”

Misalignment of pay and performance must stop!

Like many shareholders across this nation, we are fed up with bloated pay in the face of declining performance.  Unfortunately, we think our company's current Board has made the same mistakes Wall Street made -- they supported a 73% increase in CEO compensation and significantly higher director fees from 2005-2008, while nearly one-half of your company's market value disappeared!

Management tries to pull the wool over shareholder eyes by citing compensation to Mr. Tiffany in handpicked years, and argues that the high pay of the current CEO is justified by the bank’s higher asset base.

Look at the chart above.  From 1999 to 2006, when Mr. Tiffany was leading the company, the value of your investment increased steadily and significantly, even during challenging economic environments.  Since 2006, the value of your investment has plummeted, but CEO and director compensation have rapidly increased!  And we don’t think you want to pay your CEO based on “assets under management.”  Isn’t that what hedge funds do??

We’ll say it again: We are NOT seeking a sale of the company.

Attempting to hide its poor performance and protect its high pay, management spends pages on some brief contacts a member of our group made, as sound business practice, to review all available options to increase shareholder value.

What management doesn’t tell you is that the vast majority of our time and efforts over the past several years were aimed at improving your bank’s financial performance.  We have been representing the interests of all shareholders in questioning why our bank is not doing better than it is.  We believe the bank can once again be the financial leader in our community, and are committed to improving the bank’s financial performance and the value of your investment.

We believe our opponents do not adequately represent shareholder interests.

We believe that neither of the current directors we seek to replace is truly independent of management.  One is an attorney who has represented the company in his legal practice, and the other is the company's CFO.  Neither was elected by shareholders.  The CFO is potentially beholden to management, including his boss the CEO.  He is required to report to his fellow directors on the Audit Committee, which also raises potential conflicts of interest.  These potential conflicts cause the vast majority of public companies to steer clear of CFOs on their boards.

If elected, Mr. Tiffany and Mr. van Roijen will put the interests of all shareholders first.

We will strongly advocate for increased stock buybacks.

In 2007, the company announced a stock buyback program for up to 208,738 shares, but bought only 16.1% of this amount.  In 2008, the company announced a stock buyback program for up to 212,241 shares, but bought only 4.4% of this amount.  In 2009, despite these paltry repurchases and historically low stock price levels, the Board actually cut the buyback program in half from 2008.

We believe increased stock buybacks could increase shareholder value and would be a more effective deployment of our bank’s capital than building unprofitable branches.

Enclosed is another BLUE proxy card.  We strongly encourage you please sign, date and return this BLUE proxy card today, or to vote via internet or telephone.  To avoid any confusion, we also encourage you to discard any white proxy card from management.

Supporting Mr. van Roijen and Mr. Tiffany by voting your BLUE proxy card today is a vote for your voice being heard on the Board, a vote to reverse current practices which are hurting our bank, and a vote for a better future for the bank and the value of your investment.  We urge you to make your voice heard.

Please take the time today to vote the BLUE proxy card.  Remember, your latest dated proxy card is the only one that counts!

Thank you for your support.

Sincerely, David M. van Roijen C. Hunton Tiffany Peter P. van Roijen Susanne M. Tiffany William E. Sudduth Richard C. Stoker

If you have any questions or require any assistance in voting your proxy, please call:

D.F. King & Co., Inc.
Shareholders call toll free: (800) 967-4607
All others call collect: (212) 269-5550

ON APRIL 27, 2009, DAVID M. VAN ROIJEN, C. HUNTON TIFFANY, PETER P. VAN ROIJEN, SUSANNE M. TIFFANY, WILLIAM E. SUDDUTH AND RICHARD C. STOKER (“THE SOLICITING GROUP”) FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.  SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE  PROXY STATEMENT AND OTHER DOCUMENTS  RELATED TO THE  SOLICITATION OF PROXIES BY THE SOLICITING GROUP FROM THE SHAREHOLDERS OF FAUQUIER BANKSHARES, INC. FOR USE AT ITS ANNUAL  MEETING,  BECAUSE  THEY  CONTAIN  IMPORTANT  INFORMATION, INCLUDING INFORMATION  RELATING  TO  THE  MEMBERS OF THE SOLICITING GROUP.  THE  DEFINITIVE  PROXY STATEMENT AND A FORM OF PROXY ARE AVAILABLE TO SHAREHOLDERS  OF FAUQUIER BANKSHARES, INC. FROM THE SOLICITING GROUP AT NO CHARGE ONLINE AT HTTP://WWW.READMATERIAL.COM/FBSS  AND IS  ALSO  AVAILABLE  AT NO  CHARGE  AT THE SECURITIES  AND  EXCHANGE  COMMISSION'S  WEBSITE  AT  HTTP://WWW.SEC.GOV.   THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WERE DISSEMINATED TO SECURITY HOLDERS ON OR ABOUT APRIL 27, 2009.

Data in this letter cited from SNL Financial LC was generated by the Soliciting Group using SNL Financial on April 22, 2009 and May 5, 2009.  The Soliciting Group has not obtained the consent of SNL Financial to use such data as proxy soliciting material.